Exhibit 10.41

PURCHASE AGREEMENT

(DATA CENTER)

BETWEEN

CHOICEPOINT INC.

(“ChoicePoint”)

AND

BNP PARIBAS LEASING CORPORATION

(“BNPPLC”)

December 8, 2006

TABLE OF CONTENTS

(Continued)

	(B)	Automatic Termination of ChoicePoint’s Rights Upon a Failure to Pay any Supplemental Payment	10
	(C)	Payment Only to BNPPLC	10
	(D)	Preferences and Voidable Transfers	10
	(E)	Remedies Under the Other Operative Documents	11
7	CERTAIN REMEDIES CUMULATIVE		11
8	ATTORNEYS’ FEES AND LEGAL EXPENSES		11
9	SUCCESSORS AND ASSIGNS		11

Exhibits and Schedules

Exhibit A	Legal Description

Exhibit B	Requirements Re: Forms to Accomplish Assignment and Conveyance
Exhibit B-1	Form of Assignment of Development Authority Lease
Exhibit B-2	Form of Deed

Exhibit C	Bill of Sale and Assignment

Exhibit D	Acknowledgment of Disclaimer of Representations and Warranties

Exhibit E	Secretary’s Certificate

Exhibit F	FIRPTA Statement

(ii)

PURCHASE AGREEMENT

(DATA CENTER)

This PURCHASE AGREEMENT (DATA CENTER) (this “Agreement”), dated as of December 8, 2006 (the “Effective Date”), is made by and between BNP PARIBAS LEASING CORPORATION (“BNPPLC”), a Delaware corporation, and CHOICEPOINT INC. (“ChoicePoint”), a Georgia corporation.

RECITALS

Contemporaneously with the execution of this Agreement, BNPPLC and ChoicePoint are executing a Common Definitions and Provisions Agreement (Data Center) dated as of the Effective Date (the “Common Definitions and Provisions Agreement”), which by this reference is incorporated into and made a part of this Agreement for all purposes. As used in this Agreement, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Agreement are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.

At the request of ChoicePoint and to facilitate the transactions contemplated in the Operative Documents, BNPPLC is accepting the following from SUNTRUST EQUITY FUNDING, LLC, a Delaware limited liability company, (the “Prior Owner”) contemporaneously with the execution of this Agreement: (1) an assignment of the Development Authority Lease, under which BNPPLC is acquiring a leasehold estate in the Land described in Exhibit A and improvements on the Land; and (2) a transfer of the Bonds and the Bond Security.

Also contemporaneously with this Agreement, BNPPLC and ChoicePoint are executing a Lease Agreement (Data Center) dated as of the Effective Date (the “Lease”), pursuant to which ChoicePoint is subleasing from BNPPLC the Land and all Improvements on the Land. (As used herein, “Property” means (i) all of BNPPLC’s interests, including those conveyed to it by the Prior Owner by the assignment of the Development Authority Lease, in the Land and in the Improvements and in all other real and personal property from time to time covered or to be covered by the Lease and included within the “Property” as defined therein, (ii) BNPPLC’s interest in any Escrowed Proceeds yet to be applied as a Qualified Prepayment or to the cost of repairs to the Improvements or other property covered by the Lease, (iii) so long as the Bond remains outstanding, all rights in and under the Bond and the Bond Security transferred to BNPPLC by the Prior Owner, and (iv) any remaining unexercised Underlying Purchase Options.)

ChoicePoint and BNPPLC have agreed on the terms and conditions upon which ChoicePoint may purchase or arrange for the purchase of the Property, and by this Agreement they desire to confirm all such terms and conditions.

AGREEMENTS

1 ADDITIONAL DEFINITIONS. As used in this Agreement, capitalized terms defined above have the respective meanings assigned to them above; as indicated above, capitalized terms that are defined in the Common Definitions and Provisions Agreement and that are used but not otherwise defined have the respective meanings assigned to them in the Common Definitions and Provisions Agreement; and, the following terms have the following respective meanings:

“97-1/Default (100%)” means a Default or an Event of Default that results from (A) a failure of ChoicePoint to make any payment required by any Operative Document, including (x) any payment of Base Rent required by the Lease, (y) any indemnity payment required by the Lease, and (z) any Supplemental Payment required by this Agreement on the Designated Sale Date, or (B) any past, present or future Hazardous Substance Activities, or (C) any breach by ChoicePoint of Paragraph 9, 10 or 11 of the Lease, or any other failure of ChoicePoint to insure, maintain, operate or repair the Property in accordance with all terms and conditions of the Lease, or (E) any breach by ChoicePoint of Paragraph 12 of the Lease, which concerns assignments and subletting, or (E) any breach by ChoicePoint of Paragraph 1 of the Closing Certificate. Except as provided in subparagraph 3(B) below, the characterization of any Event of Default as a 97-1/Default (100%) will not affect the rights or remedies available to BNPPLC because of the Event of Default.

“Applicable Purchaser” means a third party designated by ChoicePoint to purchase the Property at any sale arranged by ChoicePoint as provided in this Agreement.

“BNPPLC’s Actual Out of Pocket Costs” means the reasonable out-of-pocket costs and expenses, if any, incurred by BNPPLC in connection with a sale of the Property under this Agreement or in connection with the collection of payments due to it under this Agreement (including any Breakage Costs; Attorneys’ Fees; appraisal costs; income, transfer, withholding or other taxes which do not constitute Excluded Taxes; but not including Excluded Taxes or costs of removing any Lien Removable by BNPPLC).

“Break Even Price” means an amount equal to the Lease Balance plus BNPPLC’s Actual Out of Pocket Costs.

“ChoicePoint’s Remarketing Rights” has the meaning indicated in subparagraph 2(A)(2).

“Conditions to ChoicePoint’s Remarketing Rights” has the meaning indicated in subparagraph 2(A)(2)(a).

“Decision Not to Sell at a Loss” means a decision by BNPPLC not to sell the Property on the Designated Sale Date to an Applicable Purchaser pursuant to subparagraph 2(A)(2), despite ChoicePoint’s satisfaction of the Conditions to ChoicePoint’s Remarketing Rights.

“Final Sale Date” means the earlier of:

(1) any date after the Designated Sale Date upon which BNPPLC conveys the Property to ChoicePoint as provided in subparagraph 3(A); or

(2) any date after the Designated Sale Date upon which BNPPLC conveys the Property to consummate a sale of the Property to ChoicePoint because of BNPPLC’s exercise of the Put Option as provided in subparagraph 3(B).

“Lease Balance” means the Lease Balance (as defined in the Common Definitions and Provisions Agreement) on the Designated Sale Date, but computed without deduction for any Supplemental Payment or other amount paid to BNPPLC pursuant to this Agreement on the Designated Sale Date.

“Make Whole Amount” means the sum of the following:

(1) the amount (if any) by which the Lease Balance plus any Base Rent or other amounts due to BNPPLC pursuant to the other Operative Documents but unpaid on the Designated Sale Date, exceeds any Supplemental Payment which was actually paid to BNPPLC on the Designated Sale Date, together with interest on such excess computed at the Default Rate for the period commencing on the Designated Sale Date and ending on the Final Sale Date, plus

(2) BNPPLC’s Actual Out of Pocket Costs, plus

(3) the amount, but not less than zero, by which (i) all Local Impositions, insurance premiums and other Losses of every kind suffered or incurred by BNPPLC (whether or not reimbursed in whole or in part by another Interested Party) with respect to the ownership, operation or maintenance of the Property after the Designated Sale Date, exceeds (ii) any rents or other sums collected by BNPPLC during such period from third parties as consideration for any lease or other contracts made by BNPPLC that authorize the use and enjoyment of the Property or any part thereof by such parties; together with interest on such excess computed at the Default Rate for each day prior to the Final Sale Date.

“Maximum Remarketing Obligation” means an amount equal to eighty-five percent

(85%) of the Lease Balance on the Designated Sale Date.

“Purchase Option” has the meaning indicated in subparagraph 2(A)(1).

“Put Option” has the meaning indicated in subparagraph 3(B).

“Remarketing Notice” means a notice delivered to BNPPLC by ChoicePoint prior to the Designated Sale Date in which ChoicePoint confirms ChoicePoint’s decision to exercise ChoicePoint’s Remarketing Rights and the amount of the Remarketing Price. (Once given, any such notice may not be rescinded or modified without BNPPLC’s consent.)

“Remarketing Price” means the cash price set forth in a Remarketing Notice delivered by ChoicePoint to BNPPLC as the price for which ChoicePoint has arranged a sale of the Property to an Applicable Purchaser on the Designated Sale Date. Such price may be any price negotiated by the Applicable Purchaser in good faith and on an arms length basis with ChoicePoint.

“Sale Closing Documents” means the following documents, which BNPPLC must tender pursuant to Paragraph 5(A) to consummate any sale of the Property pursuant to this Agreement: (1) as provided in Exhibit B, either an assignment of the Development Authority Lease and of BNPPLC’s rights as Bondholder in the form attached as Exhibit B-1 or a deed in the form attached as Exhibit B-2, (2) a Bill of Sale and Assignment in the form attached as Exhibit C, (3) an Acknowledgment of Disclaimer of Representations and Warranties in the form attached as Exhibit D, (4) a Secretary’s Certificate in the form attached as Exhibit E, and (5) a certificate concerning tax withholding in the form attached as Exhibit F.

“Supplemental Payment” has the meaning indicated in subparagraph 2(A)(3).

“Supplemental Payment Obligation” has the meaning indicated in subparagraph 2(A)(3).

2 CHOICEPOINT’S OPTIONS AND OBLIGATIONS ON THE DESIGNATED SALE DATE.

(A) Purchase Option; Remarketing Rights; Supplemental Payment Obligation. Whether or not an Event of Default has occurred and is continuing, but subject to Paragraph 6 below:

(1) ChoicePoint will have the right (the “Purchase Option”) to purchase or cause an Affiliate of ChoicePoint, as the Applicable Purchaser, to purchase the Property on the Designated Sale Date for a cash price equal to the Break Even Price.

(2) If ChoicePoint does not exercise the Purchase Option, ChoicePoint will have the following rights (collectively, “ChoicePoint’s Remarketing Rights”):

(a) First, ChoicePoint will have the right to designate a third party, other than an Affiliate of ChoicePoint, as the Applicable Purchaser and to cause such Applicable Purchaser to purchase the Property on the Designated Sale Date for a cash price equal to the Remarketing Price. Such right, however, will be subject to the conditions (the “Conditions to ChoicePoint’s Remarketing Rights”) that (i) ChoicePoint deliver a Remarketing Notice to BNPPLC on or within the last thirty days prior to the Designated Sale Date, (ii) on the Designated Sale Date the Applicable Purchaser tenders to BNPPLC a payment equal to the Remarketing Price, and (iii) ChoicePoint itself tenders to BNPPLC the Supplemental Payment, if any, which will be required by subparagraph 2(A)(3) in the event BNPPLC completes the sale to the Applicable Purchaser. Further, notwithstanding the satisfaction of the Conditions to ChoicePoint’s Remarketing Rights on the Designated Sale Date, if the sum of the price to be paid by the Applicable Purchaser for the Property (i.e., the Remarketing Price) and any Supplemental Payment required by subparagraph 2(A)(3) is less than the Break Even Price, then BNPPLC may affirmatively elect not to complete the sale of the Property to the Applicable Purchaser on the Designated Sale Date by making a Decision Not to Sell at a Loss.

(b) Second, if BNPPLC completes a sale of the Property to an Applicable Purchaser on the Designated Sale Date pursuant to subparagraph 2(A)(2)(a) and the price paid by the Applicable Purchaser for the Property (i.e., the Remarketing Price) is greater than the Break Even Price, then BNPPLC shall pay the excess to ChoicePoint.

(3) If for any reason whatsoever BNPPLC does not receive a cash price for the Property on the Designated Sale Date equal to or in excess of the Break Even Price in connection with a sale made pursuant to subparagraph 2(A)(1) or subparagraph 2(A)(2)(a), then ChoicePoint will have the obligation (the “Supplemental Payment Obligation”) to pay to BNPPLC on the Designated Sale Date a supplemental payment (the “Supplemental Payment”) equal to the lesser of:

(a) the amount by which the Break Even Price exceeds any such cash price actually received by BNPPLC on the Designated Sale Date; or

(b) the Maximum Remarketing Obligation.

Without limiting the generality of the foregoing, ChoicePoint must make the Supplemental Payment even if BNPPLC does not sell the Property to ChoicePoint or an Applicable Purchaser on the Designated Sale Date because of (A) a Decision Not to Sell at a Loss, or (B) a failure of ChoicePoint to exercise, or a decision by ChoicePoint not to exercise, the Purchase Option or ChoicePoint’s Remarketing Rights, or (C) a failure of ChoicePoint or any Applicable Purchaser to tender the price required by the forgoing provisions on the Designated Sale Date following any exercise of or attempt by ChoicePoint to exercise the Purchase Option or ChoicePoint’s Remarketing Rights.

ChoicePoint acknowledges that it is undertaking the Supplemental Payment Obligation in consideration of the rights afforded to it by this Agreement, but that such obligation is not contingent upon any exercise by ChoicePoint of such rights or upon any purchase of the Property by ChoicePoint or an Applicable Purchaser. If any Supplemental Payment due according to this subparagraph 2(A)(3) is not actually paid to BNPPLC on the Designated Sale Date, then ChoicePoint must pay interest on the past due amount computed at the Default Rate.

(B) Designation of the Purchaser. To give BNPPLC the opportunity before the Designated Sale Date to prepare the Sale Closing Documents, ChoicePoint must, by a notice to BNPPLC given at least ten days prior to the Designated Sale Date, specify irrevocably, unequivocally and with particularity any party who will purchase the Property because of ChoicePoint’s exercise of its Purchase Option or of ChoicePoint’s Remarketing Rights. If ChoicePoint fails to do so, BNPPLC may postpone the delivery of the Sale Closing Documents until a date after the Designated Sale Date and not more than ten days after ChoicePoint finally does so specify a party, but such postponement will not relieve or postpone the obligation of ChoicePoint to make a Supplemental Payment on the Designated Sale Date as provided in subparagraph 2(A)(3).

(C) Delivery of Property Related Documents If BNPPLC Retains the Property. Unless ChoicePoint or its Affiliate or another Applicable Purchaser purchases the Property pursuant to subparagraph 2(A), promptly after the Designated Sale Date ChoicePoint must deliver and assign to BNPPLC all plans and specifications for the Property previously prepared for ChoicePoint or otherwise available to ChoicePoint, together with all other files, documents and permits of ChoicePoint (including any subleases then in force) which may be necessary or useful to any future owner’s or occupant’s use of the Property. Without limiting the foregoing, ChoicePoint will transfer or arrange the transfer to BNPPLC of all utility, building, health and other operating permits required by any municipality or other governmental authority having jurisdiction over the Property for uses of the Property permitted by the Lease if neither ChoicePoint nor any Affiliate or other Applicable Purchaser purchases the Property pursuant to subparagraph 2(A).

(D) Effect of the Purchase Option and ChoicePoint’s Remarketing Rights on

Subsequent Title Encumbrances. Any conveyance made to consummate a sale of the Property to ChoicePoint or any Applicable Purchaser pursuant to subparagraph 2(A) will cut off and terminate all interests in the Property claimed by, through or under BNPPLC, including Liens Removable by BNPPLC (including any leasehold estate or other interests conveyed by BNPPLC to third parties, even if conveyed in the ordinary course of BNPPLC’s business, and including any judgment liens established against the Property because of a judgment rendered against BNPPLC), but not personal obligations of ChoicePoint to BNPPLC under the Lease or other Operative Documents (including obligations of ChoicePoint arising under the indemnities in the Lease, which indemnities will survive any such sale). Anyone accepting or taking any interest in the Property through or under BNPPLC on or after the Effective Date will acquire such interest subject to the Purchase Option.

(E) Security for ChoicePoint’s Purchase Option. If (contrary to the intent of the parties as expressed in subparagraph 4(C) of the Lease) it is determined that ChoicePoint is not, under applicable state law as applied to the Operative Documents, the equitable owner of the Property and the borrower from BNPPLC in a financing arrangement, but rather is a tenant under the Lease with an option to purchase from BNPPLC as provided in subparagraph 2(A)(1), then the parties intend that the Purchase Option be secured by a lien and security interest against the Property. Accordingly, BNPPLC does hereby grant to ChoicePoint a lien and security interest against the Property, including all rights, title and interests of BNPPLC from time to time in and to the Land and Improvements, in order to secure (1) BNPPLC’s obligation to convey the Property to ChoicePoint or an Affiliate designated by it if ChoicePoint exercises the Purchase Option and tenders payment of the Break Even Price to BNPPLC on the Designated Sale Date as provided herein, and (2) ChoicePoint’s right to recover any damages from BNPPLC caused by a breach of such obligation, including any such breach caused by a rejection or termination of this Agreement in any bankruptcy or insolvency proceeding instituted by or against BNPPLC, as debtor. ChoicePoint may enforce such lien and security interest judicially after any such breach by BNPPLC, but not otherwise.

3 CHOICEPOINT’S RIGHTS AND OBLIGATIONS AFTER THE DESIGNATED SALE DATE.

(A) ChoicePoint’s Right to Buy During the Thirty Days After the Designated Sale Date. Even after a failure to pay any required Supplemental Payment on the Designated Sale Date, ChoicePoint may tender (or cause an Applicable Purchaser to tender) to BNPPLC the full Make Whole Amount and all amounts then due under the Operative Documents on any Business Day within thirty days after the Designated Sale Date. If presented with such a tender within thirty days after the Designated Sale Date, BNPPLC must accept it and promptly thereafter deliver to ChoicePoint (or the Applicable Purchaser) the Sale Closing Documents and any Escrowed Proceeds then constituting Property held by BNPPLC. Otherwise, BNPPLC will have no further obligation to sell the Property pursuant to this Agreement, although BNPPLC will continue to have the option to require ChoicePoint to buy the Property if the conditions listed in the next subparagraph are satisfied.

(B) ChoicePoint’s Obligation to Buy if Certain Conditions are Satisfied. Regardless of any prior Decision Not to Sell at a Loss, BNPPLC will have the option (the “Put Option”) to require ChoicePoint to purchase the Property upon demand at any time after the Designated Sale Date for a cash price equal to the Make Whole Amount if:

(1) BNPPLC has not already conveyed the Property to consummate a sale of the Property to ChoicePoint or an Applicable Purchaser pursuant to other provisions of this Agreement; and

(2) either (i) ChoicePoint has elected to accelerate the Designated Sale Date as provided in clause (2) of the definition of Designated Sale Date in the Common Definitions and Provisions Agreement, or (ii) a 97-1/Default (100%) occurs or is continuing on or after the Designated Sale Date; and

(3) BNPPLC notifies ChoicePoint of BNPPLC’s exercise of the Put Option within two years following the Designated Sale Date.

4 TRANSFERS BY BNPPLC AFTER THE DESIGNATED SALE DATE.

(A) BNPPLC’s Right to Sell. At any time more than thirty days after the Designated Sale Date, if the Property has not already been sold and conveyed by BNPPLC pursuant to Paragraph 2 or Paragraph 3, BNPPLC will have the right to sell the Property or offer the Property for sale to any third party on any terms believed to be appropriate by BNPPLC in its sole good faith business judgment.

(B) Survival of ChoicePoint’s Supplemental Payment Obligation and Rights Under Subparagraph 3(A). If the Property is not sold on the Designated Sale Date, but BNPPLC completes a sale or other transfer of the Property after the Designated Sale Date, the Supplemental Payment Obligation will survive in favor of BNPPLC’s successors and assigns with respect to the Property, and BNPPLC’s successors and assigns will take the Property subject to any unexpired rights of ChoicePoint under subparagraph 3(A), all on the same terms and conditions as would have applied to BNPPLC itself if BNPPLC had not transferred or sold the Property. Without limiting the foregoing, any purchaser that acquires the Property from BNPPLC during the thirty days after the Designated Sale Date will be obligated to sell the Property to ChoicePoint if ChoicePoint tenders the full purchase price required by subparagraph 3(A) within thirty days after the Designated Sale Date in the same manner that BNPPLC itself would have been obligated to sell the Property to ChoicePoint if not for the sale by BNPPLC to the purchaser.

5 TERMS OF CONVEYANCE UPON PURCHASE.

(A) Tender of Sale Closing Documents. As necessary to consummate any sale of the Property to ChoicePoint or an Applicable Purchaser pursuant to this Agreement, BNPPLC must, subject to any postponement permitted by subparagraph 2(B), promptly after the tender of the purchase price and any other payments to BNPPLC required pursuant to Paragraph 2 or Paragraph 3, as applicable, convey the Property to ChoicePoint or the Applicable Purchaser, as the case may be, by BNPPLC’s execution, acknowledgment (where appropriate) and delivery of the Sale Closing Documents. Such conveyance by BNPPLC will be subject to the Permitted Encumbrances and any other encumbrances that do not constitute Liens Removable by BNPPLC, and such conveyance will not include the rights of BNPPLC or other Interested Parties under the indemnities provided in the Operative Documents, including rights to any payments then due from ChoicePoint under the indemnities or that may become due thereafter because of any Loss incurred by BNPPLC or another Interested Party resulting in whole or in part from events or circumstances occurring or alleged to have occurred before such conveyance. The costs, both foreseen and unforeseen, of any purchase by ChoicePoint or an Applicable Purchaser will be the responsibility of the purchaser to the extent (if any) not included in any Break Even Price or Make Whole Amount actually paid to BNPPLC. If for any reason BNPPLC fails to tender the Sale Closing Documents as required by this Paragraph 5(A), BNPPLC will have the right and obligation to cure such failure at any time before thirty days after receipt of a demand for such cure from ChoicePoint.

(B) Delivery of Escrowed Proceeds. BNPPLC may deliver any Escrowed Proceeds constituting Property directly to ChoicePoint or to any Applicable Purchaser purchasing the Property pursuant to this Agreement notwithstanding any prior actual or attempted conveyance or assignment by ChoicePoint, voluntary or otherwise, of any right to receive the same; BNPPLC will not be responsible for the proper distribution or application by ChoicePoint or any Applicable Purchaser of any such Escrowed Proceeds; and any such payment of Escrowed Proceeds to ChoicePoint or an Applicable Purchaser will discharge any obligation of BNPPLC to deliver the same to all Persons claiming an interest therein.

6 SURVIVAL AND TERMINATION OF THE RIGHTS AND OBLIGATIONS OF CHOICEPOINT AND BNPPLC.

(A) Status of this Agreement Generally. Except as expressly provided in this Agreement, this Agreement will not terminate; nor will ChoicePoint have any right to terminate this Agreement; nor will ChoicePoint be entitled to any reduction (by setoff or otherwise) of the Break Even Price, the Make Whole Amount or any payment required under this Agreement; nor will any of the obligations of ChoicePoint to BNPPLC under Paragraph 2 or Paragraph 3 be excused by reason of (i) any damage to or the destruction of all or any part of the Property from whatever cause, (ii) the taking of the Property or any portion thereof by eminent domain or otherwise for any reason, (iii) the prohibition, limitation or restriction of ChoicePoint’s use or development of all or any portion of the Property or any interference with such use by governmental action or otherwise, (iv) any eviction of ChoicePoint or of anyone claiming through or under ChoicePoint, (v) any default on the part of BNPPLC under this Agreement or any other Operative Document or any other agreement to which BNPPLC and ChoicePoint are parties, (vi) the inadequacy in any way whatsoever of the design, construction, assembly or installation of any improvements, fixtures or tangible personal property included in the Property (it being understood that BNPPLC has not made, does not make and will not make any representation express or implied as to the adequacy thereof), (vii) any latent or other defect in the Property or any change in the condition thereof or the existence with respect to the Property of any violations of Applicable Laws, or (viii) ChoicePoint’s prior acquisition or ownership of any interest in the Property, or (ix) any other cause, whether similar or dissimilar to the foregoing, any existing or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of ChoicePoint under this Agreement (including the obligation to make any Supplemental Payment as provided in Paragraph 2) be separate from and independent of BNPPLC’s obligations under this Agreement or any other agreement between BNPPLC and ChoicePoint.

(B) Automatic Termination of ChoicePoint’s Rights Upon a Failure to Pay any Supplemental Payment. If ChoicePoint fails to pay the full amount of any Supplemental Payment required by subparagraph 2(A)(3) on the Designated Sale Date, then the Purchase Option, ChoicePoint’s Remarketing Rights and all other rights of ChoicePoint under this Agreement, other than its rights under subparagraph 3(A), will terminate automatically. No termination of ChoicePoint’s rights as described in this subparagraph will limit BNPPLC’s other remedies, including its right to sue ChoicePoint for the Supplemental Payment and any other amount due from ChoicePoint pursuant to any of the Operative Documents and also including its right to exercise the Put Option.

(C) Payment Only to BNPPLC. All amounts payable under this Agreement by ChoicePoint and, if applicable, by an Applicable Purchaser must be paid directly to BNPPLC. If paid to other parties, such payments will not be effective for purposes of this Agreement.

(D) Preferences and Voidable Transfers. If any payment to BNPPLC by an Applicable Purchaser is held to constitute a preference or a voidable transfer under Applicable Laws, or must for any other reason be refunded by BNPPLC to the Applicable Purchaser or to another Person, and if such payment to BNPPLC reduced or had the effect of reducing a payment required of ChoicePoint by this Agreement (e.g., the Supplemental Payment) or increased or had the effect of increasing any sale proceeds paid over to ChoicePoint pursuant to subparagraph 2(A)(2)(b), then ChoicePoint must pay to BNPPLC upon demand an amount equal to the reduction of the payment required of ChoicePoint or to the increase of the excess sale proceeds paid to ChoicePoint, as applicable, and this Agreement will continue to be effective or will be reinstated

as necessary to permit BNPPLC to enforce its right to collect such amount from ChoicePoint.

(E) Remedies Under the Other Operative Documents. No repossession of or re-entering upon the Property or exercise of any other remedies available to BNPPLC under the other Operative Documents will terminate ChoicePoint’s rights or obligations under this Agreement, all of which will survive BNPPLC’s exercise of remedies under the other Operative Documents. ChoicePoint acknowledges that the consideration for this Agreement is separate from and independent of the consideration for the Lease, the Closing Certificate and other agreements executed by the parties, and ChoicePoint’s obligations under this Agreement will not be affected or impaired by any event or circumstance that would excuse ChoicePoint from performance of its obligations under such other Operative Documents.

7 CERTAIN REMEDIES CUMULATIVE. No right or remedy herein conferred upon or reserved to BNPPLC is intended to be exclusive of any other right or remedy BNPPLC has with respect to the Property, and each and every right and remedy of BNPPLC will be cumulative and in addition to any other right or remedy given to it under this Agreement or now or hereafter existing in its favor at law or in equity. In addition to other remedies available under this Agreement, either party may obtain a decree compelling specific performance of any of the other party’s agreements hereunder.

8 ATTORNEYS’ FEES AND LEGAL EXPENSES. If BNPPLC commences any legal action or other proceeding because of any breach of this Agreement by ChoicePoint, BNPPLC may recover all Attorneys’ Fees incurred by it in connection therewith from ChoicePoint, whether or not such controversy, claim or dispute is prosecuted to a final judgment. Any Attorneys’ Fees incurred by BNPPLC in enforcing a judgment in its favor under this Agreement will be recoverable separately from such judgment, and the obligation for such Attorneys’ Fees is intended to be severable from other provisions of this Agreement and not to be merged into any such judgment.

9 SUCCESSORS AND ASSIGNS. The terms, provisions, covenants and conditions hereof will be binding upon ChoicePoint and BNPPLC and their respective permitted successors and assigns and will inure to the benefit of ChoicePoint and BNPPLC and all permitted transferees, mortgagees, successors and assignees of ChoicePoint and BNPPLC with respect to the Property; except that (A) the rights of BNPPLC hereunder will not pass to ChoicePoint or any Applicable Purchaser or any subsequent owner claiming through ChoicePoint or an Applicable Purchaser, (B) BNPPLC will not assign this Agreement or any rights hereunder except pursuant to a Permitted Transfer, and (C) ChoicePoint will not assign this Agreement or any rights hereunder without the prior written consent of BNPPLC.

[The signature pages follow.]

IN WITNESS WHEREOF, this Purchase Agreement (Data Center) is executed to be effective as of December 8, 2006.

BNP PARIBAS LEASING CORPORATION, a Delaware corporation

By:	/s/ Barry Mendelsohn
Barry Mendelsohn, Director

[Continuation of signature pages for Purchase Agreement (Data Center) dated as of December 8, 2006]

CHOICEPOINT INC., a Georgia corporation

By:	/s/ John Mongelli
John Mongelli, Vice President and Treasurer